Exhibit 10.50

BLACKBAUD EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 25th day of June 2008, by and between Blackbaud, Inc., a corporation organized under the laws of Delaware (the “Company”), and Kevin Mooney, an individual resident of the State of South Carolina (the “Employee”).

RECITALS

The Company is engaged in a highly competitive business involving the developing and marketing of products and services for nonprofit organizations. The Company’s business includes developing, marketing, training and supporting customers and clients on the use of the Company’s products and services, which are designed to help nonprofits use technology, and related information and services to better manage their financial, fundraising, administrative and other operations.

Employee will become familiar with the Company’s customers, prospective customers and other valuable confidential and proprietary information, procedures and processes, all of which are the property of the Company.

Employee and the Company agree that the covenants contained herein are reasonable and that adequate consideration has been given by the Company in terms of the salary and benefits that Employee will receive as a result of entering into this Employment Agreement with the Company, executed contemporaneously herewith. It is also understood that the compensation given to Employee would not be given to Employee, but for these covenants.

THEREFORE, in consideration of Company’s employment of Employee as of the 14th day of July 2008, and the terms and provisions of this Agreement, the parties hereto agree as follows:

1. Employment and Duties. Effective as of the date hereof, the Company shall employ the Employee in accordance with the terms of this Agreement as Senior Vice President of Sales & Marketing and Chief Commercial Officer of the Company or in such other responsibilities or additional Employee capacities as the Company may from time to time reasonably determine. Employee acknowledges that he is an employee at-will, and that this Agreement does not alter such status.

2. Exclusive Employment. The Employee will serve the Company faithfully and to the best of his ability, and will devote his full time and best efforts, energy and skill to the business of the Company. During the term of the Employee’s employment hereunder, the Employee shall not actively engage in any business for his own account and/or will not accept any employment whatever from any other person, business, enterprise or entity without the prior written approval of the Company; provided, however, nothing in this Agreement shall restrict the Employee from making passive investments using his personal assets so long as such investments do not interfere with the performance of the Employee’s duties under this Agreement.

3. Death and Disability. The Employee’s employment hereunder shall terminate automatically upon his death or permanent disability.

NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT TO S.C. CODE ANN. § 15-48-10 ET SEQ., TO THE EXTENT PROVIDED IN

SECTION 13 BELOW, EXCEPT TO THE EXTENT THAT THE FEDERAL ARBITRATION ACT APPLIES.

4. Compensation and Benefits.

(a) Base Salary. During the term of the Employee’s employment hereunder, the Company shall pay to the Employee an annual base salary of three hundred forty thousand ($340,000.00) dollars, less applicable taxes and withholdings, payable in equal monthly or more frequent installments as may be customary under the Company’s payroll practices from time to time. The Company may review and adjust the Employee’s base salary from year to year.

(b) Other Benefits. During the term of the Employee’s employment hereunder, the Employee shall be eligible to participate in the Company’s bonus plan and all employee benefit plans, as may be available, or not, from time to time, subject to the terms and conditions of the individual plans.

5. Return of Property and Confidential Information. Upon the termination of the Employee’s employment under this Agreement, regardless of the date, cause or manner of such termination, the Employee (or, in the event of the death of the Employee, his personal representative, heirs, successors or assigns) shall turn over and return to the Company all property whatsoever of the Company in or under his (or their) possession or control, including without limitation all “confidential information” as that term is defined in Paragraph 6 below, all price lists, customer lists, product design information, programs, software, and all other information relating to the Company’s business, and all copies thereof.

6. Covenant Not to Divulge Confidential Information. The Company’s ability to compete depends upon the relationships it builds with customers, sources of referral, and the body of other confidential and proprietary information it maintains. Employee acknowledges that during and as a result of his employment hereunder, Employee will obtain, contribute to, and use valuable confidential information of a special and unique nature relating to the Company’s business matters. As used in this Agreement, the term “Confidential Information” means any knowledge, information or property relating to, or used or possessed by, the Company, and includes, without limitation, the following: trade secrets; patents, copyrights, software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques, algorithms, and ideas for formulae); products and/or services, concepts, inventions, know-how, data, drawings, designs and documents; names and/or lists of clients, customers, client and/or customer usage, prospective clients and/or customers, employees, agents, contractors, and suppliers; marketing information, business plans, business methodologies and processes, strategies; financial information and other business records; and all copies of any of the foregoing, including notes, extracts, memoranda prepared or suffered or directed to be prepared by Employee based on any Confidential Information. Employee agrees that all information possessed by him, or disclosed to him, or to which Employee obtains access during the course of Employee’s employment with the Company shall be presumed to be Confidential Information under the terms of this Agreement, and the burden of proving otherwise shall rest with Employee. As a material inducement to Blackbaud to pay compensation to Employee, Employee agrees that during and after Employee’s employment, the Employee shall not, without the Company’s consent:

(a) Use any Confidential Information except in the performance of services on behalf of the Company hereunder,

(b) Reveal or disclose any such Confidential Information to any person, business, enterprise or entity outside the Company,

(c) Make any copies, duplicates or reproductions of any Confidential Information,

(d) Authorize or permit any other person or entity to use, copy, disclose, publish or distribute any Confidential Information, or

(e) Remove or aid in the removal from the Company’s premises any Confidential Information or any material relating thereto except in the performance of services hereunder.

Confidential Information shall constitute “trade secrets” under the South Carolina Trade Secrets Act, S.C. Code Ann. § 39-8-10 et seq., and the Company is entitled to avail itself of any and all remedies provided for under the Act.

7. Assignment of Intellectual Property.

(a) During the period of Employee’s employment with the Company, all Confidential Information including, but not limited to, all processes, products and/or services, methods, improvements, discoveries, inventions, ideas, creations, designs, enhancement or improvement, trade secrets, know-how, machines, programs, routines, subroutines, techniques, ideas for formulae, writings, books and other works of authorship, copyrights, business concepts, plans, methodologies, processes, projections and other similar items, as well as all business opportunities, conceived, authored, designed, devised, developed, perfected, reduced to practice or made by the Employee, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development, whether or not patentable, (collectively, the “Intellectual Property”), shall be promptly disclosed to and become the property of the Company, and Employee hereby does and agrees to assign, transfer and convey all worldwide right, title and interest in and to the Intellectual Property to the Company. Employee further agrees to make and provide to the Company any documents, instruments or other materials necessary or advisable to vest, secure, evidence, register, record, renew, maintain or extend the Company’s ownership of the Intellectual Property, and patents, copyrights, trademarks and similar foreign and domestic property rights with respect to the Intellectual Property. The term “Intellectual Property” shall be given the broadest interpretation possible and shall include any Intellectual Property conceived, authored, designed, devised, developed, perfected, reduced to practiced or made by the Employee during off-duty hours and away from the Company’s premises, as well as to those conceived, authored, designed, devised, developed, perfected, reduced to practice or made in the regular course of Employee’s performance.

(b) Any Intellectual Property authored, designed, devised, developed, perfected, reduced to practice or made by the Employee within six (6) months after termination of Employee’s employment with the Company shall be conclusively presumed to have been conceived during such employment, and the burden of proving otherwise shall rest with Employee.

8. Non-Solicitation Covenant. Employee acknowledges that the services he is to render are of a special and unusual nature with a unique value to the Company, the loss of which cannot adequately be compensated by damages. As a material inducement to the Company to employ and pay compensation to Employee, Employee agrees that in the event the Employee’s employment hereunder is terminated, regardless of the date, cause or manner of such termination, for a period of two (2) years after the termination he will not, directly or indirectly, either on behalf of himself or any other person, business, enterprise or entity: (1) solicit, divert or take away any of the Company’s Customers (as hereinafter defined), or (2) solicit the employment of any individual who was employed by the Company or engaged as a consultant to the Company or any of its affiliates at any time during the six (6) month period preceding the date of Employee’s termination. For the purposes of this Agreement, the term “Company’s Customers” shall mean any customer, client, account, franchisee, or licensee of the Company and shall include, without limitation, every such person or entity to which the Company has provided products or services, and every prospective customer, client, account, franchisee, or licensee with whom Employee has made contact on behalf of the Company during the two year period immediately preceding the date of Employee’s termination from the Company.

9. Non-Competition Covenant.

(a) Employee acknowledges that the services he is to render are of a special and unusual nature with a unique value to the Company, the loss of which cannot adequately be compensated by damages. As a material inducement to the Company to employ and pay compensation to Employee, the Employee hereby promises and agrees that for a period of two (2) years after the date his employment hereunder is terminated, regardless of the date, cause or manner of such termination, he will not, either directly or indirectly, for himself or on behalf of any other person, business, enterprise or entity, compete with the Company by providing Covered Services to any other person, business, enterprise or entity within any geographic area in which Employee was assigned or had responsibility for, or with which Employee had substantial contact or information during the two year period immediately preceding the date of Employee’s termination from the Company. For purposes of this Agreement, “Covered Services” means any products and/or services that are related (1) to the design, development, marketing, licensing, leasing, rental or sale of software, software applications, internet applications, donor research and management, prospective donor analysis or e-commerce solutions, or consulting and/or other services with respect thereto, or to (2) products and /or services used by non-profit organizations in connection with fund raising, e-commerce, accounting or school administration, or (3) to any other business and/or products and/or services engaged in by Company during Employee’s employment with Company.

(b) In addition to, but not in limitation of the restrictions of Section 8(a) above, the Employee further promises and agrees that he will not advertise or market services as a “Blackbaud, Inc.,” “former Blackbaud, Inc.,” “Raiser’s Edge,” or any variant of “Raiser’s Edge” consultant (i.e., “Raiser’s Edge expert,” “trained or certified in Raiser’s Edge,” or any similar designation in connection with the foregoing or any other Covered Service).

10. Remedies.

(a) Accounting for Profits. If Employee shall violate any of the provisions of Sections 5, 6, 7, 8, or 9, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights, remedies, or damages, to which the Company is or may be entitled as a result of this Agreement.

(b) Injunctive Relief. In the event of a breach or threatened breach by Employee of any of the provisions of Sections 5, 6, 7, 8, or 9, the Company, in addition to, and not in limitation of, any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to obtain (without the necessity of posting a bond) a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employers, employees, companies, consulting clients, and/or any and all persons directly or indirectly acting for or with Employee. Employee acknowledges and agrees that in the event of any breach by Employee of the covenants set forth in this Agreement, the Company shall suffer immediate and irreparable harm for which the remedy of monetary damages, alone will be inadequate. For purposes of injunctive or similar equitable relief, the time periods of restriction set forth in Sections 8 and 9 above shall be extended by a period of time equal to the period of time during which Employee shall have been violating this Agreement.

(c) Attorneys’ Fees and Costs. In the event the Company invokes legal or equitable proceedings against Employee under the terms of this Agreement and the Company prevails, the Employee shall be required to pay to the Company, and the Company shall be entitled to, its reasonable attorneys’ fees and costs as determined by the Court.

(d) Alternatives. The Company shall have the option, in its sole discretion, to enforce the various restrictions of Sections 5, 6, 7, 8, and 9 cumulatively or in the alternative.

11. Effect of Termination. The provisions of Sections 5 through 9 hereof shall survive the termination of the Employee’s employment hereunder, regardless of the date, cause or manner of such termination, and such termination shall not impair or otherwise affect the Employee’s obligations to strictly observe the provisions of such Sections. The Employee agrees that the Company shall be entitled to an injunction restraining any violations by the Employee of the applicable provisions of Sections 5 through 9. The Employee agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have against the Employee.

12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when received):

As to the Company:	Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, South Carolina 29492
Attn: Timothy V. Williams

As to the Employee:	Kevin Mooney
8640 Blue Flag Way
Naples, FL 34109

The address of both the Company (and the person to whose attention a notice or other communication shall be directed) and the Employee may be changed from time to time by either party serving notice upon the other.

13. Dispute Resolution. The parties hereto agree that all disputes, controversies and claims arising between them concerning the subject matter of this Agreement, other than controversies involving any matter addressed in Sections 5, 6, 7, 8, or 9, shall be settled by arbitration in South Carolina in accordance with the laws of South Carolina. If the parties to any such dispute, controversy or claim are unable to agree upon an arbitrator or arbitrators, then the mater shall be resolved by an arbitrator or arbitrators appointed by the American Arbitration Association, as it may determine, in accordance with the rules and practices, then obtaining, of such association. Any arbitration pursuant to this Section 12 shall be final and binding on the parties, and judgment upon the award rendered in any such arbitration may be entered in any court, state or federal, having jurisdiction. The parties expressly acknowledge that they are waiving their rights to seek remedies in court, including, without limitation, the right (if any) to a jury trial, except to the extent of the obligations in Sections 5, 6, 7, 8, or 9 as to which the parties are reserving their court remedies except the right (if any) to a jury trial, which is waived.

14. Miscellaneous.

(a) Assignment. The Employee may not assign this Agreement or any of his rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity, said rights, duties and obligations of the Employee being personal and nonassignable. This Agreement may be assigned by the Company without the Employee’s consent

(b) Non-Waiver. No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of an later or other breach thereof or as a waiver of any such or other provision of this Agreement.

(c) Law Applicable. This Agreement is governed by the laws of the State of South Carolina, without reference to principles of conflict of laws.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of the Employee, his heirs, executors and administrators.

(e) Entire Agreement. This Agreement, and any signed offer letter, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede and cancel all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof, except for the signed and accepted offer letter between Company and Employee, if any. In the event any portion of this Agreement is inconsistent with the aforementioned offer letter, this Agreement shall apply. This Agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Agreement.

(f) Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision(s) had not been included therein. In the event that any provision of Sections 8 or 9 relating to the time period and/or the geographical area of restriction and/or related aspects is found by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then it is the express desire and intent of both parties that such provision not be rendered invalid thereby, but rather that the duration, geographic scope, or nature of the restriction be deemed reduced or modified to the extent necessary to render such provision reasonable, valid and enforceable. The time period and/or geographical area of restriction and/or related aspects deemed reasonable and enforceable by the court shall then become, and thereafter be, the maximum restriction in such regard, and the provision, as reformed, shall remain valid and enforceable

(g) Execution. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

(h) Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

15. EMPLOYMENT-AT-WILL RELATIONSHIP.

EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT HIS EMPLOYMENT WITH THE COMPANY IS “AT-WILL,” WHICH MEANS THAT BOTH THE EMPLOYEE AND THE COMPANY HAVE THE RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE. MOREOVER, EMPLOYEE SPECIFICALLY UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT DOES NOT ALTER HIS AT-WILL EMPLOYMENT STATUS WITH THE COMPANY.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and the Employee has hereunto set his hand, all as of the day and year first above written.

Blackbaud Inc.		Employee Name: Kevin Mooney

By:	/s/ John Mistretta	Signature:	/s/ Kevin Mooney
Title:	Senior Vice President, Human Resources